For immediate release For more information, contact:

Investor Relations
(972) 699-4055
Email: investor@furmanite.com

FURMANITE CORPORATION ANNOUNCES
SECOND QUARTER RESULTS

Company reports net income of $3.9 million; EPS of $0.11

DALLAS, TEXAS (August 9, 2007) – Furmanite Corporation (NYSE: FRM) today reported results for the quarter ended June 30, 2007. Revenues for the quarter were $74.7 million, compared with $64.5 million for the same period in 2006. The Company reported net income of $3.9 million for the second quarter, compared with $756,000 for the prior year’s quarter. Diluted earnings per share were $0.11 for the second quarter, compared with $0.02 for the same quarter last year.

For the six months ended June 30, 2007, Furmanite reported revenues of $143.2 million, compared with $119.3 million, and net income of $5.5 million or $0.15 per common share, compared with $720,000 or $0.02 per common share, for the prior year period.

“We are leveraging our worldwide footprint and our array of integrated services to increase our market presence in the worldwide technical services industry,” said John R. Barnes, chairman and chief executive officer of Furmanite Corporation. “This is reflected in our strong second quarter performance with net income growing from $0.8 million last year to $3.9 million this year. For the same period, revenues increased $10 million and operating income increased from $2.4 million to $5.9 million.”

Commenting on the company’s second quarter operations, Michael L. Rose, president of Furmanite, said: “We are pleased to report meaningful growth in every major geographical area in the company this quarter — increasing the amount of work with existing customers and adding new customers. We have and are continuing to make significant gains in the strength of our managers and skills of our technicians around the world and we see substantial opportunities for growth going forward.”

Revenues, operating income and net income includes currency gains of $2.7 million, $400,000 and $300,000, respectively, for the quarter ended June 30, 2007 and $5.9 million, $700,000 and $600,000 for the six months ended June 30, 2007, respectively.

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 50 offices on five continents. For more information, visit www.furmanite.com.

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

	FURMANITE CORPORATION
	CONSOLIDATED STATEMENTS OF OPERATIONS
	(In thousands, except per share amounts)
	(Unaudited)
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Revenues	$74,723	$64,544	$143,168	$119,338
Costs and expenses:
Operating costs	49,563	41,380	94,686	77,006
Depreciation and amortization	1,049	968	2,120	1,853
Selling, general and administrative	18,240	19,835	37,391	37,113
Total costs and expenses	68,852	62,183	134,197	115,972

Operating income	5,871	2,361	8,971	3,366
Interest and other income, net	200	193	376	412
Interest expense	(935)	(469)	(1,787)	(1,026)

Income before income taxes	5,136	2,085	7,560	2,752
Income tax expense	(1,284)	(1,329)	(2,102)	(2,032)

Net income	$3,852	$756	$5,458	$720

Earnings per common share — Basic	$0.11	$0.02	$0.15	$0.02

Earnings per common share — Diluted	$0.11	$0.02	$0.15	$0.02